As filed with the Securities and Exchange Commission on ______________________.	Registration No. ____________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2/A-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALBERTA EXPLORATION COMPANY
(Name of small business issuer in its charter)

Nevada	1081	N/A
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification #)

ALBERTA EXPLORATION COMPANY 15 Applebrook Circle SE Calgary, Alberta Canada T2A 7S5 (403) 235-1308	Conrad C. Lysiak, Esq. 601 West First Avenue Suite 503 Spokane, Washington 99201 (509) 624-1475
(Address and telephone of registrant's executive office)	(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities To Be Registered	Amount To Be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]
Shares of Common Stock:	2,000,000	$0.10	$200,000	$100,000

[1]   Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

ALBERTA EXPLORATION COMPANY
Shares of Common Stock
No Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock. We do not know if a public market will develop for our securities subsequent to this offering.

We are offering up to a total of 2,000,000 shares of common stock in a direct placement, no minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

Michael Marchand, one of our officers and directors, will sell the securities.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Price Per Share	Aggregate Offering Price	Proceeds to Us
Common Stock (Minimum)	$0.00	$0.00	$0.00

Common Stock (Maximum)	$0.10	$200,000	$180,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It's illegal to tell you otherwise.

The date of this prospectus is ________________________.

Until _____________ 2004, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY OF OUR OFFERING

Our business

We are an exploration company. We plan to acquire the exploration rights to one property consisting of one metallic and industrial minerals permit. We intend to explore for diamonds on the property. We do not own any title or rights to the land upon which we intend to explore other than by way of an oral contract to use Michael Marchand's permit to explore the property and an unrecorded option to acquire Mr. Marchand's interest in the property, subject to an overriding royalty interest, payable to Mr. Marchand upon the performance of the terms of the option. We have not recorded the option and we do not intend to record any future written contract we may eventually sign with Mr. Marchand.

We have had no operations or revenues to date. We have no known mineral deposits on the property we intend to explore. We will need a minimum of $25,000 to begin exploration on the property. Our exploration plan will begin three months after completion of this offering. We believe the entire exploration project will take six months. Phase I is research and map compilation and will cost up to $5,000; Phase II is airborne magnetic survey and will cost up to $70,000; and, Phase III is core drilling and will cost up to 95,000. The extent of the magnetic survey and the number of core holes drilled will depend upon the amount of money we raise. If we do not raise enough money from this offering we will suspend or cease operations until additional funds are raised. If we do not raise enough funds from this offering, we will attempt to raise the funds from a private placement or from loans from third parties. There is no assurance that we will be able to raise the money from private placements or from loans.

Michael Marchand applied for a metallic and industrial minerals permit from the Crown covering the property. The permit has not issued as of the date of this prospectus. In order to receive the permit, Mr. Marchand must provided more detailed information regarding the proposed exploration plan. Mr. Marchand does not intend to spend the time with the plan until he finds out how much money has been raised from this offering.

Our administrative office is located at 15 Applebrook Circle SE, Calgary, Alberta, Canada T2A 7S5, telephone (403) 235-1308. This is the home of our president, Michael Anger. Our registered statutory office is located at 3110, Sunset Road, Suite H1, Las Vegas, Nevada 89120. Our fiscal year end is November 30.

The offering

Following is a brief summary of this offering:

Securities being offered	Up to 2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 90 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to our company	Approximately $180,000.
Use of proceeds	We will use the gross proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

Our common stock will be offered only by Michael Marchand, our vice president, secretary and a member of the board of directors. See Plan of Distribution.

Before this offering, there has been no public market for the common stock. We do not know if a public market will develop for our securities subsequent to this offering.

  The will be no escrow for the proceeds of this offering. The offering will close 180 days from the SEC effective date of our offering, regardless of how few shares, if any, have been sold by us.

USE OF PROCEEDS

Our offering is being made in a direct placement by us - no minimum basis. The net proceeds to us after deducting offering expenses of $20,000 will be $180,000 if all of the shares are sold. The first $20,000 raised will be used to pay estimated outstanding offering expenses. We will use the net proceeds as follows:

Amount raised	$0	$50,000	$100,000	$150,000	$200,000

Allocation

Offering expenses Exploration Working capital	$ $ $	0 0 0	$ $ $	20,000 20,000 10,000	$ $ $	20,000 70,000 10,000	$ $ $	20,000 120,000 10,000	$ $ $	20,000 170,000 10,000

Proceeds will be first used to pay the offering expenses, then for exploration, and then for working capital. If there is not enough money to pay the offering expenses, the unpaid portion will be accrued as a liability. If less than $20,000 is raised in this offering, the money will be paid in the following order: (1) legal services and (2) accounting fees. Other expenses incurred will be paid by Mr. Marchand, one of our officers and directors.

The offering expenses are estimated. Our officers and directors have advanced a portion of the offering expenses. As of today's date, they have advanced $20,000 personally in exchange for stock in our company.

Exploration expenditures consist of consulting services, costs of obtaining geologic literature, and costs of hiring geological, and geophysical contractors/surveyors. We have allocated up to 20% of the money allocated for exploration to these items. The remaining 80% of the funds allocated for exploration have been allocated to drilling and testing the core samples retrieved from drilling. We intend to drill between one and five holes on the property. Based upon the results from the drilling, we will determine if mineralized material exists. If it does and it is economically feasible to remove the mineralized material, we will stop exploring and proceed to formulate a post exploration program. We have not formulated any plans beyond exploration of the property and there is no assurance that mineralized material will be found on the property. It we do not find mineralized material after we complete our exploration, we will cease operations. Our only milestone is to determine if mineralized material exists on our property.

We are not going to spend any sums of money or implement our exploration program until this offering is completed. After we complete our offering and determine the amount of money we have, we intend to allocate it in such a manner that will allow us to drill the most test holes.

Working capital is the cost related to expenses for telephone service, mail, stationary, accounting, and costs relating to filing reports with the Securities and Exchange Commission.

Our offering will be completed 90 days after the effective date, 180 days if extended by the board of directors, or when $200,000 is raised, which ever occurs first.

Our total offering expenses are $50,000, of which, $30,000 has been paid to date. If the proceeds from the offering do not cover the offering expenses, our officers and directors have verbally agreed to pay them.

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

Balance Sheet		As of November 30, 2003
Total Assets Total Liabilities Stockholders Equity	$ $ $	11,340 11,000 340
Revenue Total Expenses Net Loss	$ $ $	-0- 274,500 274,500

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with our company:

  Because our auditors have issued a going concern opinion and because our officers and directors may not loan any money to us, we may not be able to achieve our objectives and many have to suspend or cease operations and as a result you may lose your investment.

  Our auditors have issued a going concern opinion. This means that there is doubt that we can continue as an ongoing business for the next twelve months. Because our officers and directors may not loan or advance any additional capital to us, we believe that if we do not raise at least $50,000 from our offering, we may have to suspend or cease operations within four months and as a result you may lose your investment.

  We lack an operating history and have losses which we expect to continue into the future. If the losses continue we will have to suspend operations or cease operations.

  We were incorporated on July 13, 2001 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $274,500. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to find diamonds on our property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our property. We cannot guaranty that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business. See "Use of Proceeds.

  Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will probably be lost.

  Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will probably be lost.

  Rain and snow make the road leading to the property impassable during four months of the year. This will delay our proposed exploration operations which could prevent us from generating revenues.

  Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause roads leading to our property to be impassible during four months of the year. When roads are impassible, we are unable to work and as a consequence, unable generate revenues.

  Because we are small and do not have much capital, we must limit our exploration and as a result may not find mineralized material. We need gross proceeds of $25,000 to begin exploration. If we do not find mineralized material or receive gross proceeds of $25,000, we will cease operations.

  Because we are small and do not have much capital, we must limit our exploration. We need gross proceeds of $25,000 to begin exploration. Because we may have to limit our exploration, we may not find mineralized material, even though the property may contain mineralized material or receive gross proceeds of $25,000, we will cease operations.

  We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

  Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages or availability of exploration contractors, such as airborne magnetic surveyors, and equipment such as drillers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locates products, contractors, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

  Because our officers and directors have conflicts of interest in that they are officers and directors of other companies, they will only be devoting 25% of their time to our operations which may affect our operations.

  Our officers and directors have conflicts of interest in that they are officers and directors of other companies. Messrs Anger's and Marchand's other activities will prevent them from devoting full-time to our operations. They will only be devoting 25% of their time to our operations. As a result, exploration of our property sporadic, interrupted or suspended. See "Management."

  Because we do not own any title or rights to the land upon which we intend to explore other than by way of an oral contract to use Michael Marchand's permit to explore the property and because we do not intend to record any written contracts we have signed or may eventually sign with Mr. Marchand in the future, if Mr. Marchand transfers or assigns his rights to someone other than us, we will cease operations and you will lose your investment.

  We do not own any rights to the land upon which we intend to explore other than by way of an oral contract with Michael Marchand, one of our officers. The metallic and industrial minerals permit covering our property are held in his name. We have only an oral contract to use Michael Marchand's permit to explore the property. We have signed an option agreement with Michael Marchand giving us rights to earn 100% of the property. We have not and will not record the option agreement. If Michael Marchand transfers his rights in the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations and you will lose your investment.

  Because substantial dilution will result from you investment, your shares of common stock will be worth far less than you paid for them.

  Because you will incur an immediate substantial dilution from the public offering price, you shares of common stock will be worth far less than you paid for them.

Risks associated with this offering:

  Because there is no escrow account for this offering, any money you invest will be immediately appropriated and used by us even if there are insufficient funds to start or complete our exploration program. As such you may lose your entire investment.

  Because here is no escrow account for the funds you invest, all money we receive will be immediately appropriated and used by us even if there are insufficient funds to start or complete our exploration program. As such, you may lose your entire investment.

  Because our officers and directors will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be directors and you may not be able to elect any directors.

  Even if we sell all 2,000,000 shares of common stock in this offering, Messrs Anger and Marchand will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, Messrs Anger and Marchand will be able to elect all of our directors and control our operations.

  Because Messrs Anger and Marchand are risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.

  Messrs Anger and Marchand, our only shareholders will receive a substantial benefit from your investment. They will obtain the rights to explore for diamonds on the property valued at $340, have paid offering expenses of $10,000, and cash of $11,000. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will loose your investment while Messrs Anger and Marchand will lose only approximately $21,340.

  Because there is no public trading market for our common stock, you may not be able to resell you stock.

  There is currently no public trading market for our common stock and we have no current plans to apply for a listing. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

  Because we will close the offering even if we do not raise enough funds to complete exploration, you may lose your investment.

  There is no minimum number of shares that must be sold in this offering, even if we raise a nominal amount of money. Any money we receive will be immediately appropriated by us. We may not raise enough money to start or complete exploration. No money will be refunded to you under any circumstances. As a result you may lose your investment.

  Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty in reselling your shares and may cause the price of the shares to decline.

  Our shares qualify as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale to you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

  Because all of our assets and our officers and directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors.

  All of our assets are located outside of the United States and we do not currently maintain a permanent place of business within the United States. In addition, our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our directors and officers predicated upon the securities laws of the United States or any state thereof.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of November 30, 2003, the net tangible book value of our shares of common stock was ($2,339) or approximately $0.0001 per share based upon 5,000,000 shares outstanding.

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $180,340, or approximately $0.0258 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0257 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.0258 per share.

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $130,340, or approximately $0.0201 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.020 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.0201 per share.

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $80,340, or approximately $0.014 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0134 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.0134 per share.

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 5,500,000 shares to be outstanding will be $30,340, or approximately $0.0055 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0054 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.0055 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 28.57% of the total number of shares then outstanding shares for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $274,840, or approximately $0.055 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 23.08% of the total number of shares then outstanding shares for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 76.92% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $274,840, or approximately $0.055 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 16.67% of the total number of shares then outstanding shares for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 83.33% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $274,840, or approximately $0.055 per share.

After completion of this offering, if 500,000 shares are sold, you will own approximately 9.09% of the total number of shares then outstanding shares for which you will have made a cash investment of $50,000, or $0.10 per share. Our existing stockholders will own approximately 90.91% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $274,840, or approximately $0.055 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing stockholders

Price per share	$(0.005)
Net tangible book value per share before offering	$0.0001
Net tangible book value per share after offering	$0.0258
Increase to present stockholders in net tangible book value per share after offering	$0.0257
Capital contributions	$274,840
Number of shares outstanding before the offering	5,000,000
Number of shares after offering held by existing stockholders	5,000,000
Percentage of ownership after offering	71.43%

Purchasers of shares in this offering if all shares sold

Price per share	$0.10
Dilution per share	$0.0258
Increase to present stockholders in net tangible book value per share	$0.0742
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.57%

Purchasers of shares in this offering if 75% of shares sold

Price per share	$0.10
Dilution per share	$0.0201
Increase to present stockholders in net tangible book value per share	$0.0799
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	23.08%

Purchasers of shares in this offering if 50% of shares sold

Price per share	$0.10
Dilution per share	$0.0134
Increase to present stockholders in net tangible book value per share	$0.0866
Capital contributions	$100,000
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.67%

Purchasers of shares in this offering if 25% of shares sold

Price per share	$0.10
Dilution per share	$0.0055
Increase to present stockholders in net tangible book value per share	$0.0945
Capital contributions	$50,000
Number of shares after offering held by public investors	500,000
Percentage of ownership after offering	9.09%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to a total of 2,000,000 shares of common stock in a direct placement by us, no minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. There is no minimum number of shares that we have to sell. There will be no escrow account. All money received from the offering will be immediately used by us and there will be no refunds. The offering will be for a period of 90 days from the effective date and may be extended for an additional 90 days if we so choose to do so.

There is no minimum number of shares that must be sold in this offering. Any money we receive will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

We will sell the shares in this offering through, Michael Marchand, one of our officers and directors. He will receive no commission from the sale of any shares. He will not register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer. The conditions are that:

  The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

  The person is not at the time of his participation, an associated person of a broker-dealer; and,

  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months;

and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Marchand is not subject to disqualification, is not being compensated, and is not associated with a broker-dealer. He is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and is currently not a broker/dealer or associated with a broker/dealer. He has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. We will also distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in us and a possible investment in the offering.

Offering period and expiration date

This offering will start on the date of this prospectus and continue for a period of 90 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for subscribing

If you decide to subscribe for any shares in this offering, you must execute and deliver a subscription agreement

  deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "ALBERTA EXPLORATION COMPANY."

Right to reject subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

We intend to sell our shares of common stock in the states of Colorado, Georgia, Illinois, New York, Washington, D.C., or Wyoming. Further, we will sell our securities in any foreign country where the sale of the shares does not violate the laws of the United States of America..

Section 15(g) of the Exchange Act and Rules 15g-1 through 15g-6 adopted thereunder

Our shares are covered by section 15g of the Securities Act of 1933, as amended that imposes additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the section 15(g) and the rules thereunder, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. More specifically,

Rule 15g-1 exempts a number of specific transactions form the scope of the penny stock rules (Rules 15g-2 through 15g-6). Rule 15g-1 excludes:

a.	transactions by broker-dealers that are deriving less that 5% of their securities related business from penny stocks.
b.	transactions and securities of issuers that have net tangible assets of more than $2 million or $5 million (the threshold amount depends on the length of the issuer's operation).
c.	securities transactions involving purchasers who are institutional accredited investors.
d.	transactions that are not the result of recommendations by the broker-dealer.
e.

transactions in which the customer is the issuer, director, officer, general partner, or direct or indirect beneficial owner of more than 5% of any class of equity security of the issuer of the penny stock involved in the transaction.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standard disclosure document. The required disclosure document id designed to explain the risks that are associated with penny stock investments. The disclosure document must also explain various concepts that are associated with penny stock transactions. The disclosure document also must list the broker-dealer's obligation to the customer, a toll free telephone number for customer questions about the disciplinary history of the broker-dealer, and the customer's rights and remedies in cases of fraud or abuse in connection with penny stock transactions.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and later confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to customer the amount of any compensation or other remuneration received as a results of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction (other than a transaction exempt under Rule 15g-1) disclose to its customers, at the time prior to the transaction, information about the sales person's compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements. These account statements must contain the market value of the penny stocks in the customer's account.

The foregoing penny stock rules apply to broker/dealers. They do not relate to us. Penny stock rules do not apply to us or our stock. They apply to actions that must be taken by broker-dealers. We have no obligation to take any action in conjunction with penny stock rules.

BUSINESS

General

We were incorporated in the State of Nevada on July 13, 2001. We intend to explore for diamonds on our property. We maintain our statutory registered agent's office at 3110 E. Sunset Road, Suite H1, Las Vegas, Nevada 89120 and our business office is located at 15 Applebrook Circle SE, Calgary, Alberta, Canada T2A 7S5. Our telephone number is (403) 235-1308. Our offices are located in the home of Michael Anger, our president, and are used rent free.

We intend to explore for diamonds on our property. We need gross proceeds of $25,000 from the offering to start exploring for diamonds. We need somewhere between $100,000 to $200,000 in gross proceeds to complete our exploration program. We cannot be more specific because we do not know what will encounter as a result of our exploration. We intend to conduct research and then retain a geophysical surveyor to fly an airborne survey of the property to identify the possible locations of kimberlite rock. The amount of money we obtain from the offering will determine the area and density of the survey. We believe that it will cost approximately $90,000 to fly the complete permitted area. After that we will analyze the results and begin taking core samples from drilling holes. The core samples will then be delivered to an independent laboratory for analysis. The cost of analyzing the core samples will be based upon the number of core samples obtained from the property. We believe that it will cost approximately $5,000 per core sample. We have not begun exploration and will not do so until we receive some proceeds from this offering. We intend to start exploration as soon as we have paid our offering expenses. Since there is no minimum and no refunds on sold shares, you may be investing in a company that will not have the funds necessary to commence its operations. If that occurs we will have to delay or cease operations.

We intend to use the proceeds from this offering to drill one or more holes on our property to determine if mineralized material is located thereunder. The number of holes we drill we be based upon the amount of money we raise in this offering. If we don't find mineralized material, we will cease operations.

Background

Michael Marchand applied for a metallic and industrial minerals permit from the Crown covering the property. The permit has not issued as of the date of this prospectus. In order to receive the permit, Mr. Marchand must provided more detailed information regarding the proposed exploration plan. Mr. Marchand does not intend to spend the time with a post exploration plan until he finds out how much money has been raised from this offering. Upon the permit being issued to Michael Marchand, an option agreement will be entered into between us and Michael Marchand giving the company the option to earn a 100% interest in the property subject to a 2% net smelter royalty on metallic minerals and a 2% royalty on all diamonds removed from the property. The agreement will provide for a cash buyout of the royalties. As of the date hereof, no agreement between Michael Marchand and us has been executed. The agreement described is oral and no written agreements have been signed between Michael Marchand and us. The permit will be recorded in Mr. Marchand's name to avoid incurring additional fees and expenses, however, the permitted rights title to the property will been conveyed to us by an unrecorded instrument. An unrecorded instrument is one which the rights to the permit will be transferred to us, but the transfer will not been filed with the Alberta office of records. Our rights will be superior to all other unrecorded instruments. Should Mr. Marchand transfer our permitted rights to another person and that instrument is recorded before recording our conveyance, that person will have superior rights and we will have none. We, however, are confident and comfortable in our belief that Mr. Marchand will not try to transfer the title to the property to a third person. The permit will held in Mr. Marchand's name because under Alberta provincial law, only residents of Alberta can hold title to Alberta permits and exploration claims. In the case of a corporation, it must be incorporated under the laws of Alberta. Therefore, in order to transfer title to the property from Mr. Marchand to us, we will have to incorporate a wholly owned Alberta corporation and obtain audited financial statements for the subsidiary. We believe to do so at this time is a waste of money. We have decided that if diamonds are discovered on the property and it is economical to remove the diamonds, we will incorporate the subsidiary and transfer the permit to the wholly owned subsidiary corporation.

To date we have not performed any work on the property and we will not do so until this offering is declared effective, we have raised some capital and gotten the option agreement signed. We are presently in the exploration stage and we cannot guaranty that a commercially viable mineral deposit, a reserve, exists in our property until exploration is done and a comprehensive evaluation concludes it is economically feasibility to remove the mineralized material.

All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of Alberta. In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The Company's property is one such acquisition. Accordingly, fee simple title to the Company's property resides with the Crown. The Company's claims are exploration leases issued pursuant to the Alberta Mines and Minerals Act. The lessee has exclusive rights to mine and recover all of the metallic and gem minerals contained within the surface boundaries of the lease continued vertically downward.

Location and access

Our property consists of one permit of approximately 9,216 hectare. The property is located in the province of Alberta. The property is located 90 miles north, northeast of Lac La Biche and 70 miles southeast of Fort McMurray. Access to the property is by helicopter from the town of Fort McMurray. The property is traversed by the Lakeland & Waterways Railway line from Fort McMurray and by the Christina River. Nearby is the hamlet of Chard which is also serviced by the Lakeland & Waterways Railway.

The permit number is 9301120077. The term commencement date is December 21, 2001. The legal location is Alberta 4-06-079: 1-36.

Property geology

The permit is underlain by sedimentary rocks of the Western Canada Sedimentary basin. Elsewhere in the basin diamond have been discovered in kimberlite and intrudes the sedimentary layers. Kimberlite is one of two primary types of diamond-bearing rocks. There is no assurance that kimberlite is located on our property.

The property has never been permitted, claimed or explored before. Mr. Marchand selected the property solely because diamonds have been found in the area. Further, there is no geological or engineering report covering the property.

Condition of the Property

There has never been any activity on the property. There are no plants or equipment located thereon. There are no mines, open pits or equipment on the property. There is no power source on the property. We intend to use gasoline powered generators for electricity when we begin exploration.

The lease granted from the Crown is recorded in the name of Michael Marchand. The property is comprised of one metallic and industrial minerals permit There are no mortgages, liens or other encumbrances against the property.

There are no general competitive conditions to which the properties are subject.

In the opinion of management does not need insurance coverage.

Diamonds in Alberta

Primarily diamond deposits are typically found in rocks called kimberlites and lamproites, secondary deposits are either alluvial or marine. Kimberlite is a volatile-rich, potassic, ultrabasic igneous rock that occurs as small volcanic pipes, dykes and sills. Kimberlite may contain diamonds, but only a small portion of kimberlites carry diamonds. Diamond-bearing kimberlites have been found elsewhere in Alberta. We are interested in exploring for and finding kimberlite on our property.

Our proposed exploration program

We must conduct exploration to determine if we can located kimberlite on the property. Our justification for selection of the property is because kimberlites have been found in the area.

We do not claim that there is any diamondiferous kimberlite , minerals or reserves of any kind on the property. At any phase, if we find that we do not have adequate funds to complete a phase, we will suspend our operations and attempt to raise more money so we can proceed. If we cannot raise the capital to proceed we will cease operations until we have sufficient capital.

We intend to implement an exploration program and intend to proceed in the following three phases:

Phase 1 will begin with research of the available geologic and exploration literature, personal interviews with geologists, engineers and others familiar with the prospect sites. We have recently begun this phase of the exploration process of the property. We expect to spend $5,000.00 on this phase and it will take 3 months to complete.

When the research is completed Phase 2 will begin. In Phase 2, we will retain the services of a geophysical surveyor to fly an airborne survey of the property to identify the possible locations of kimberlite rock. The amount of money we obtain from the offering will determine the area and density of the survey. We believe that Phase 2 will take 3 months to complete and will cost approximately $90,000 to fly the complete permit.

We will hire an independent survey company to fly the survey that has experience in airborne surveying. As of today, we have not selected anyone to conduct the survey.

Phase 3 will begin after the airborne survey is analyzed and drilling targets are identified. Core drilling will be carried out on any anomalies identified and core samples will be retrieved from the drilling holes. The core samples will then be delivered to an independent laboratory for analysis. The cost of analyzing the core samples will be based upon the number of core samples obtained from the property. We believe that Phase 3 will take 6 months to complete with a total cost approximately $5,000 per core sample or a maximum amount of $75,000.

We believe it will take a maximum of one year to complete our plan of exploration. The time allocated for each phase considers the terrain of the property, ability to access the property with drilling equipment, and the fact that our officers and directors will only be devoting 25% of their time to our operations.

We do not intend to interest other companies in the property if we find mineralized materials. We do not have any plans to take our operations from Phase 3 to revenue generation and no consideration will be given to such until we find mineralized material which is profitably recoverable.

No further disclosure has been made regarding the phases of exploration. We believe that to do so would be to introduce speculative unsupportable predictions that we believe would be materially misleading because our property is an unexplored piece of land. We don't know what we will find, if anything, and because we have not even begun exploration we cannot possibly predict what we will find. We are an exploration company. If we find economically recoverable mineralized material, we will have to raise additional funds to extract the same.

We believe the total maximum cost of exploration will be $170,000.

Competitive factors

The diamond exploration industry is fragmented. We compete with other exploration companies looking for diamonds in Alberta. Alberta has become an attractive area to explore for diamonds with recent discoveries. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the diamond exploration business. While we compete with other exploration companies, there is no competition for the exploration or removal of diamonds from our property. Readily available diamond markets exist in Canada and around the world for diamonds.

Regulations

Our mineral exploration program is subject to the Alberta Mines and Minerals Act. This act sets forth rules for

*   locating claims
*   posting claims
*   working claims
*   reporting work performed

We are also subject to the Alberta Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental law

We are also subject to the Health, Safety and Reclamation Code for Mines in Alberta. This code deals with environmental matters relating to the exploration properties. Its goals are to protect the environment through a series of regulations affecting:

1.   Health and Safety
2.   Archaeological Sites
3.   Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property. We will secure all necessary permits. Prior to disturbing the surface area, the exploration permit must be approved by the Alberta Inspector of Mines. We do not anticipate the discharge of water into active streams, creeks, rivers, lakes or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law upon termination of our operations. The cost of restoring the land to its pre-exploration condition cannot be determined until we abandon the property, if ever. All holes, pits and shafts will be sealed upon abandonment of the property. We believe that it will cost approximately $1,000 to restore the land for each drill hole.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in Alberta is returning the surface to its previous condition upon abandonment of our property. We cannot speculate on those costs until such time as we have conducted our exploration, however, we believe that the cost of compliance will not have any adverse affect upon our plan of exploration.

Employees

Currently, our only employees are our officers and directors. Our officers and directors are part-time employees devoting approximately 25% of their time to our operations. There duties will be handle the our day-to-day administration. We intend to hire third party independent contractors to for geology, engineering, actual surveying, excavating the property. The third party independent contractors will be under our officers and directors supervision. As of today's date, we have not selected geologists, engineers, surveyors or excavators and we do not intend to do so until we have completed this offering.

Employees and employment agreements

At present, we have no employees, other than Messrs Anger and Marchand, our officers and directors, who were compensated for their services. Messrs Anger and Marchand do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to any employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

We are a start-up, exploration stage company and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling diamonds. Accordingly, we must raise cash from sources other than the sale of diamonds found on our property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and stay in business.

To meet our need for cash we are attempting to raise money from this offering. We cannot guaranty that we will be able to raise enough money through this offering to stay in business and we do not know how long we can satisfy our cash requirements. What ever money we do raise will be applied to payment of expenses of this offering, exploration and working capital. If we do not raise all of the money we need from this offering, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

We have discussed this matter with our officers, however, our officers are unwilling to make any commitment to loan us any money at this time. Money they previously advanced to us will not be repaired from the proceeds of this offering, but will only be paid from revenues generated from operations should that ever occur. They are willing to review their decision in the future after they have had an opportunity to see how much money has been raised in this offering in order to determine if there is a need for additional commitments by them. Even if there is a need for additional money, there is no assurance that the officers and directors will loan additional money to us. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. Other than as described in this section, we have no other financing plans.

A description of our plan of operations is located in the Business section of this prospectus. We will be conducting research in connection with the exploration of our property. The research we intend to conduct is explained Phase 1 of our proposed operations. We are not going to buy or sell any plant or significant equipment.

Currently, our only employees are our officers and directors. Our officers and directors are part-time employees devoting approximately 25% of their time to our operations. There duties will be handle the our day-to-day administration. We intend to hire third party independent contractors to for drilling and he third party independent contractors will be under our officers and directors supervision. As of today's date, we have not drilling contractors, excavators or laboratories and we do not intend to do so until we have completed this offering.

Michael Marchand applied for a metallic and industrial minerals permit from the Crown covering the property. The permit has not issued as of the date of this prospectus. In order to receive the permit, Mr. Marchand must provided more detailed information regarding the proposed exploration plan. Mr. Marchand does not intend to spend the time with the plan until he finds out how much money has been raised from this offering.

Limited operating history; need for additional capital

There is no historical financial information about our company upon which to base an evaluation of our performance. We are an exploration stage company and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of the property, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must conduct research and exploration of our the properties. We are seeking equity financing to provide for the capital required to implement our research and exploration phases.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

From inception on July 13, 2001.

We have not acquired any ownership interest in the property, however, we have commenced the research of the property.

Since inception, our officers and directors have advanced the cost of our organization. The cost of our organization are legal fees for incorporation and preparing this registration statement; fees paid to our auditors; and the cost of obtaining our interest in the property. The costs of organization from July 13, 2001 to November 30, 2003 were $274,500. The costs are based upon our out-of-pocket cost, i.e. the amount of money we had to pay for the services. The costs of organization were paid by our officers and directors. Our officers and directors will not be repaid from the proceeds of this offering, but will only be repaid from revenues generated from operations, should that ever occur. Our officers and directors paid Conrad Lysiak, our attorney, $10,000 to incorporate us and to begin preparation of this registration statement. We owe Mr. Lysiak an additional $10,000 which is due thirty days after SEC effectiveness. Other than the legal fees paid to Mr. Lysiak, no other legal fees have been in connection with this registration statement. No shares of our stock have been issued to Mr. Lysiak or to anyone for legal services.

Liquidity and capital resources

As of the date of this registration statement, we have yet to generate any revenues from our business operations.

We issued 5,000,000 shares of common stock through a Section 4(2) offering in July 2001. This was accounted for as a compensation expense of $253,500 and advances and reimbursement by our officers and directors of expenses of $21,340. The foregoing amount is based upon paragraph 10 of APB 25 which requires us to value the shares issued to our officers and directors in close proximity to a public offering, at the offering price of the shares being offered to the public.

Since our inception, Messrs Anger and Marchand have paid expenses for us in the total sum of $21,340, which included organizational and start-up costs and operating capital.

As of November 30, 2003 our total assets were $11,340 and our total liabilities were $11,000.

Our total cost to complete our exploration program could be as high as $160,000. If we do not raise enough money from this offering to cover the costs, we will attempt to raise the money through loans or a private sale of securities. There is no assurance that we will ever be able to raise the money through loans or a private placement of securities. In the event we need more money and cannot raise it, we will have to suspend or cease operations.

MANAGEMENT

Officers and directors

Each of our directors is elected by the stockholders to a term of one year and serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The names, addresses, ages and positions of our present officers and directors are set forth below:

Name and Address	Age	Positions
Michael Anger 15 Applebrook Circle SE Calgary, Alberta Canada T2A 7S5	35	president, treasurer, principal accounting officer and a member of the board of directors

Michael Marchand 2328 Sumac Road NW. Calgary, Alberta Canada T2N 3T9	56	vice president, secretary and a member of the board of directors

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Michael Anger has been our president, treasurer, principal accounting officer and a member of our board of directors since inception. Since June 1996, Mr. Anger has been an investment representative with Royal Bank Action Direct Inc. located in Calgary, Alberta. Mr. Anger acts as a registered representative. Mr. Anger will devote 75% of his time to Royal Bank Action Direct and 25% of his time to us. From September 1994 to May 1996, Mr. Anger was a sales associate with Midland Walwyn Inc., a broker dealer located in Calgary, Alberta. From September 1991 to September 1994, Mr. Anger was a input operator/sales associate with Nesbitt Thompson Inc. a broker dealer located in Calgary, Alberta.

Michael Marchand has been our vice president, secretary and a member of our board of directors since inception. Since 1991, Dr. Marchand, P.Geol., has acted as an independent mineral resource consultant in both diamond and metallic minerals for several junior companies. From 1994 to 1995, he served as president and director of Canadian Mining Resources Inc. From 1995 to 1999, he served as vice president of exploration and directors for Madrona Mining Limited. From 1996 to 1999, Mr. Marchand served as president and director of Skookum Mining Limited and a director of Transworld Trading Corporation. He currently serves as a director of Tiger International Corporation, Continental Ridge Resources, Coventry Charter Corp. and as president of privately held Plaino Resources. Mr. Marchand will devote 75% of his time to the foregoing activities and 25% of his time to our operations.

Mr. Marchand is a professional geologist registered in the province of Alberta, a Fellow of the Geological Association of Canada and a member of the Canadian Society of Petroleum Geologists, American Geophysical Union, the Prospectors and Developers Association of Canada, the Calgary Mineral Exploration Group and the Canadian Institute of Mining and Metallurgy. Mr. Marchand received the degree of Doctor of Philosophy in geology from McMaster University; a Master of Science degree in geology from McGill University and a Bachelor of Science degree with honors from McGill University.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we have no operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of interest

We believe that Michael Anger and Michael Marchand will be subject to conflicts of interest because they will not be devoting full-time to our operations. We do not consider the devotion of time to other projects to be a direct conflict with us since their actions in no way impact our property.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us during the last three fiscal years for each or our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Names Executive Officer and Principal Position	Year Ended	Salary (US$)	Bonus (US$)	Other Annual Compen- sation (US$)	Under Options/ SARs Granted (#)	Securities Restricted Shares or Restricted Share Units (US$)	LTIP Payouts (US$)	Other Annual Compen- sation (US$)
Michael Anger President Treasurer and Director	2003 2002 2001	0 0 0	0 0 0	0 0 0	0 0 0	0 0 137,420(1)	0 0 0	0 0 0

Michael Marchand Vice President Secretary and Director	2003 2002 2001	0 0 0	0 0 0	0 0 0	0 0 0	0 0 137,420(1)	0 0 0	0 0 0

(1)   Messrs Anger and Marchand, our officers and directors, were compensated in shares of common stock in the amount of $274,840 for services rendered to us and for capital contributions made by them for expenses related to our operation. There are no plans to compensate them, unless and until we begin to realize revenues and become profitable in our business operations.

We have payed any salaries in 2003 and do not anticipate paying any salaries in 2004. We will not begin paying salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and address of beneficial owner	Number of shares before offering	Number of shares after offering	Percentage of ownership after offering
Michael Anger 15 Applebrook Circle SE Calgary, Alberta Canada T2A 7S5	2,500,000	2,500,000	35.71%
Michael Marchand 2328 Sumac Road, NW Calgary, Alberta Canada T2N 3T9	2,500,000	2,500,000	35.71%
All officers and directors as a group (2 persons)	5,000,000	5,000,000	71.43%

Messrs Anger and Marchand are our only promoters.

Because Messrs Anger and Marchand will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

Future Sales of Shares

A total of 5,000,000 shares of common stock are issued and outstanding, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. For the purpose of Ruel 144, the common stock was issued on July 21, 2001. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Rule 144 is an exemption from registration for the resale of restricted securities. Restricted securities are securities acquired in a transaction which did not involve a public offering. In order to comply with the requirements of Rule 144, the following conditions must be met:

*	there must be adequate current public information regarding us
*	the restricted securities must have been fully paid for and held by the seller for at least one year from the date he or she acquired them
*

during the second year from the date of acquisition by the seller, the number of shares which the seller may sell is limited in any three-month period to the greater of 1% of our outstanding shares, or the average weekly trading volume in those shares over the four weeks preceding the potential sale

*	the securities may only be sold in unsolicited brokers transactions or in transactions directly with a market maker
*	a Form 144 must be filed with the SEC concurrently with the sale and with any national securities exchange on which the security is traded

Restricted securities that have been held for more than two years by non-affiliates, and persons who are not control persons, may be sold without complying with these conditions. Affiliates, and persons who are control persons, must continue to comply with the foregoing conditions as long as they are affiliates or control persons.

The market price of our shares of common stock could drop as the result of sales of substantial numbers of shares in the public market, or the perception that such sales could occur. This could also make it more difficult for us to raise funds through future sales of shares.

A total of 5,000,000 shares of stock were issued to our two officers and directors. The average price of $0.0549 was a result of services performed and payment of corporate expenses. They will likely sell a portion of their stock if the market price goes above $0.10. If they do sell there stock into the market, the sales may cause the market price of the stock to drop.

DESCRIPTION OF SECURITIES

Common stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable.

Shareholders Meetings

Annual Meetings.

The annual meeting of the shareholders, for the purpose of election of Directors and for such other business as may come before it, shall be held at our registered office, or such other places, either within or without the State of Nevada, as may be designated by the notice of the meeting, on the second week in July of each and every year, at 1:00 p.m., but in case such day shall be a legal holiday, the meeting shall be held at the same hour and place on the next succeeding day not a holiday.

Special Meeting.

Special meetings of the shareholders may be called at any time by the holders of ten percent (10%) of our voting shares, or by the president, or by the board of directors or a majority thereof. No business shall be transacted at any special meeting of shareholders except as is specified in the notice calling for said meeting. The board of directors may designate any place, either within or without the State of Nevada, as the place of any special meeting called by the president or the board of directors, and special meetings called at the request of shareholders shall be held at such place in the State of Nevada, as may be determined by the board of directors and placed in the notice of such meeting.

Notice of Meeting.

Written notice of annual or special meetings of shareholders stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given by the secretary or persons authorized to call the meeting to each shareholder of record entitled to vote at the meeting. Such notice shall be given not less than ten (10) nor more than fifty (50) days prior to the date of the meeting, and such notice shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his/her address as it appears on our stock transfer books.

Waiver of Notice.

Notice of the time, place, and purpose of any meeting may be waived in writing and will be waived by any shareholder by his/her attendance thereat in person or by proxy. Any shareholder so waiving shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Quorum and Adjourned Meetings.

A majority of our outstanding shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. A majority of the shares represented at a meeting, even if less than a quorum, may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, the present stockholders will own approximately 71.43% of our outstanding shares.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Nevada anti-takeover provisions

There are no Nevada anti-take over provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will furnish shareholders with an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov

Stock transfer agent

Our stock transfer agent for our securities is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034 and its telephone number is (972) 963-0001.

CERTAIN TRANSACTIONS

In July 2001, we issued a total of 5,000,000 shares of restricted common stock to Michael Anger and Michael Marchand, officers and directors of our company. This was accounted for as a compensation expense of $253,500 and advances and reimbursement expenses of $21,340.

Since our inception, Messrs Anger and Marchand, advanced loans to us and paid expenses on our behalf in the total sum of $274,840, which were used for organizational and start-up costs and operating capital. The advances in the amount of $274,840 were repaid as a portion of the stock issuance, with the balance of NIL still owing at November 30, 2001.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to November 30, 2001, included in this prospectus have been audited by John J. Geib, Chartered Accountant, #405, 11012 Maclead Trail South, Calgary, Alberta, Canada T2J 6A5, telephone (403) 259-4519 as set forth in their report included in this prospectus.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as legal counsel for our company.

FINANCIAL STATEMENTS

Our fiscal year end is November 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by an Independent Certified Public Accountant. Our audited financial statement from inception to November 30, 2003 immediately follows:

INDEPENDENT AUDITOR'S REPORT	F-1
FINANCIAL STATEMENTS Balance Sheet Statement of Operations Statement of Stockholders' Equity Statement of Cash Flows	F-2 F-3 F-4 F-5
NOTES TO THE FINANCIAL STATEMENTS	F-6

AUDITOR'S REPORT

To Board of Directors and Stockholders
Alberta Exploration Company

I have audited the balance sheets of Alberta Exploration Company, an exploration stage company as at November 30, 2003 and 2002 and the statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in Canada and the United States of America. Those standards require that I plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of Alberta Exploration Company as of November 30, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Calgary, Alberta	/s/ John Geib
December 5, 2003	Chartered Accountant

Comments by Auditor for U.S. Readers on Canada-U.S. Reporting differences

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph, following the opinion paragraph, when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in Note 2 to the financial statements. Our report to the shareholders dated December 5, 2003 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.

Calgary, Alberta	/s/ John Geib
December 5, 2003	Chartered Accountant

ALBERTA EXPLORATION COMPANY (An Exploration Stage Company) BALANCE SHEETS
	US $	US $
November 30,	2003	2002

ASSETS
CURRENT
Cash	$8,661	$9,519

LIABILITIES

CURRENT
Accounts payable and accrued liabilities	$11,000	$11,000

STOCKHOLDERS' DEFICIENCY

Common stock, 100,000,000 shares authorized; $0.00001 par value;
5,000,000 shares issued and outstanding	50	50
Additional paid in capital	274,790	274,790
Accumulated deficit during exploration state	(277,179)	(276,321)
	(2,339)	(1,481)
	$8,661	$9,519

(The accompanying notes are an integral part of these financial statements)
F-2

ALBERTA EXPLORATION COMPANY (An Exploration Stage Company) STATEMENTS OF OPERATIONS
	US $	US $
For the Years Ended November 30,	2003	2002

REVENUE		$-		$-

EXPENSES
General and administrative expenses		858		1,481

NET LOSS FOR THE YEAR		$(858)		$(1,481)

NET LOSS PER COMMON SHARE BASIC AND DILUTED	$	NIL	$	NIL

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING BASIC AND DILUTED		5,000,000		5,000,000

(The accompanying notes are an integral part of these financial statements)
F-3

ALBERTA EXPLORATION COMPANY (An Exploration Stage Company) STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) For the Years Ended November 30, 2003 and 2002

US $	US $	US $	US $

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During Exploration Stage	Total
	Number of Shares	Amount
Issuance of common stock
for mining claims and
officers' compensation
at $0.055 per share	5,000,000	$50	$274,790	$-	$274,840

Period Ended
November 30, 2001	-	$-	$-	$(274,840)	$(274,840)

Balance,
November 30, 2001	5,000,000	$50	$274,790	$(274,840)	$-

Year Ended,
November 30, 2002	-	-	-	(1,481)	(1,481)
Balance, November 30, 2002	5,000,000	$50	$274,790	$(276,321)	$(1,481)
Year Ended,
November 30, 2003	-	-	-	(858)	(858)
Balance, November 30, 2003	5,000,000	$50	$274,790	$(277,179)	$(2,339)

(The accompanying notes are an integral part of these financial statements)
F-4

ALBERTA EXPLORATION COMPANY (An Exploration Stage Company) STATEMENTS OF CASH FLOWS
	US $	US $
For the Years Ended November 30,	2003	2002

CASH FLOWS USED IN OPERATING ACTIVITIES
Net loss	$(858)	$(1,481)

CASH FLOWS FROM FINANCING ACTIVITIES	-	-

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

NET DECREASE IN CASH	(858)	(1,481)

CASH, BEGINNING OF THE YEAR	9,519	11,000

CASH, END OF THE YEAR	$8,661	$9,519

(The accompanying notes are an integral part of these financial statements)
F-5

ALBERTA EXPLORATION COMPANY (An Exploration Stage Company) NOTES TO THE FINANCIAL STATEMENTS For the Years Ended November 30, 2003 and 2002

1.       ORGANIZATION AND DESCRIPTION OF BUSINESS

Alberta Exploration Company (hereinafter "the Company") filed for incorporation on July 13, 2001 under the laws of the state of Nevada primarily for the purpose of acquiring, exploring and developing mineral properties. The Company's fiscal year end is November 30th.

The Company is actively seeking additional capital and management believes that the Company can develop mineral properties, which it has acquired in Alberta. However, there are inherent uncertainties in mining operations and management cannot provide assurances that it will be successful in this endeavour. Furthermore, the Company is in the exploration stage, as it has not realized any significant revenues from its planned operations.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in Canada and the United States of America and have been consistently applied in the preparation of the financial statements.

(a)       Going Concern

The Company's financial statements have been presented on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company incurred a net loss of $858 for the year ended November 30, 2003, had no sales and is reporting cumulative net losses since inception of $277,179. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

(b)       Accounting Method

The Company's financial statements are prepared using the accrual method of accounting.

ALBERTA EXPLORATION COMPANY (An Exploration Stage Company) NOTES TO THE FINANCIAL STATEMENTS For the Years Ended November 30, 2003 and 2002

(c)       Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated accounts.

(d)       Exploration Stage Activities

The Company has been in the exploration stage since its formation on July 13, 2001 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial minable reserve, the Company expects to actively prepare the site for its extraction and enter a development stage.

(e)       Foreign Currency Transactions

Through the course of business, the Company has received services that were billed in a currency other than the United States dollar, the Company's functional currency. Management has elected to value foreign currency transactions at average rates of exchange in effect during the reporting period. Realized gains and losses from foreign currency transactions are reflected in the results of operations.

(f)       Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all short term investments securities purchased with a maturity of three months or less to be cash equivalents.

(g)       Derivative Instruments

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". This standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

At November 30, 2003, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

ALBERTA EXPLORATION COMPANY (An Exploration Stage Company) NOTES TO THE FINANCIAL STATEMENTS For the Years Ended November 30, 2003 and 2002

(h)       Impaired Asset Policy

In March 1995, the Financial Accounting Standards Board issued a statement titled "Accounting for Impairment of Long-lived Assets". In complying with this standard, the Company reviews its long-lived assets quarterly to determinate if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company does not believe any adjustments are needed to the carrying value of its assets at November 30, 2003.

(i)       Exploration Costs

In accordance with accounting principles generally accepted in the United States of America, the Company expenses exploration costs as incurred.

(j)       Provision for Taxes

At November 30, 2003, the Company had a net operating loss of approximately $277,179. No provision for taxes or tax benefit have been reported in the financial statements, as there is not a measurable means of assessing future profits or losses.

(k)       Basic and Diluted Loss Per Share

Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per shares was the same, as there were no common stock equivalents outstanding.

3.       RELATED PARTIES

The Company occupies office space provided by an officer of the Company at no charge. The value of this space is not considered materially significant for financial reporting.

4.       COMMITMENTS AND CONTINGENCIES

a)       Mining Industry

The Company is engaged in the exploration and development of mineral properties. At present there are no feasibility studies establishing proven and probable reserves.

Although the minerals exploration and mining industries are inherently speculative and subject to complex environmental regulations, the Company is unaware of any pending litigation or of any specific past or prospective matters which could impair the value of its mining claims.

ALBERTA EXPLORATION COMPANY (An Exploration Stage Company) NOTES TO THE FINANCIAL STATEMENTS For the Years Ended November 30, 2003 and 2002

b)       Registration with the Securities and Exchange Commission

The Company is presently undertaking the required steps to register as a publicly traded company. In this regard, the Company has signed a contract with a securities attorney to assist in this matter. The total fees to be paid to the attorney amount to $20,000 of which $10,000 has been paid and is reflected in the accompanying financial statements. The remaining $10,000 is due thirty days after the Company's registration statement is declared effective by the Securities and Exchange Commission.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.

  Article XI of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100.00
Printing Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$20,000.00
Federal Taxes	$0.00
State Taxes and Fees	$0.00
Listing Fees	$0.00
Engineering Fees	$0.00
Blue Sky Fees/Expenses	$10,000.00
Trustee and Transfer Agent Fee	$2,400.00
TOTAL	$50,000.00

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Michael Anger 15 Applewood Circle SE Calgary, Alberta Canada T2A 7S5	July 2001	2,500,000	Services valued at $126,750 and advances of $10,670
Michael Marchand 2328 Sumac Road, NW. Calgary, Alberta Canada T2N 3T9	July 2001	2,500,000	Services valued at $126,750 and advances of $10,670

We issued the foregoing restricted shares of common stock to Messrs Anger and Marchand pursuant to Section 4(2) of the Securities Act of 1933. Messrs Anger and Marchand are sophisticated investors, are officers and directors of the company, and where in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was made to anyone.

ITEM 27.   EXHIBITS.

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation K. All Exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1*	Articles of Incorporation.
3.2*	Bylaws.
4.1*	Specimen Stock Certificate.
5.1*	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the securities being registered.
10.1*	Application - Metallic & Industrial Mineral Permit
10.2*	Opinion Agreement
23.1	Consent of John Chartered Accountant.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1*	Subscription Agreement.

*   Previously filed.

ITEM 28.   UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  a.   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  b.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

  c.   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this amended Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada on this 9th day of February, 2004.

ALBERTA EXPLORATION COMPANY
BY:	/s/ Michael Anger Michael Anger President, Chief Executive Officer, Principal Accounting Officer, Principal Financial Officer and a member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Michael Anger, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Michael Anger Michael Anger	President, Chief Executive Officer, Treasurer, Principal Accounting Officer, Principal Financial Officer and a member of the Board of Directors	February 9, 2004
/s/ Michael Marchand Michael Marchand	Vice President, Secretary and a member of the Board of Directors	Febraury 9, 2004